NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376

ASHFORD HOSPITALITY TRUST COMPLETES SALE OF THREE
NON-CORE HOTELS FOR $18.85 MILLION

DALLAS — (June 16, 2005) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced it has completed the sale of three non-core hotels for a total sale price of $18.85 million.

Acquired by Ashford in March 2005 as part of a 21-hotel portfolio, the 168-room Holiday Inn Coral Gables in Coral Gables, Fla., the 72-room Inn on the Square in Falmouth, Mass., and the 136-room Gull Wing Suites in South Yarmouth, Mass., had been designated as non-core properties along with five other hotels in this portfolio (two of which remain under contract for sale). CB Richard Ellis and Molinaro Koger brokered the transactions for Ashford. Collectively, the properties were sold at a 3.8% net operating income capitalization rate on trailing 12-month net operating income and on a 19.5x EBITDA multiple.

Monty J. Bennett, President and Chief Executive Officer of Ashford, commented, “We are pleased to remain on schedule on the disposition of our non-core hotels. With the two remaining hotels expected to close later this year for total proceeds of $11 million, we have been able to lower the net purchase price for the remaining 13 core hotels in this 21-hotel portfolio to $212.5 million and raise the trailing 12-month net operating income cap rate as of April 2005 to 11% and the trailing 12-month EBITDA yield to 13% on the core portfolio. This transaction has once again demonstrated Ashford’s ability to quickly and accretively assimilate large portfolios.”

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Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.

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14185 Dallas Parkway, Suite 1100, Dallas, TX 75254          Phone: (972) 490-9600

AHT Closes Sale of Three Non-Core Hotels

June 16, 2005

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford’s filings with the Securities and Exchange Commission. EBITDA is defined as net income before interest, taxes, depreciation and amortization. EBIDTA yield is defined as trailing twelve month EBITDA divided by the purchase price. A capitalization rate is determined by dividing the property’s annual net operating income by the purchase price. Net operating income is the property’s funds from operations minus a capital expense reserve of 4% of gross revenues. Funds from operations (“FFO”), as defined by the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002, represents net income (loss) computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales or properties and extraordinary items as defined by GAAP, plus depreciation and amortization of real estate assets, and net of adjustments for the portion of these items related to unconsolidated entities and joint ventures.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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